Vulcan Announces Third Quarter Results

BIRMINGHAM, Ala., Nov. 1, 2010 /PRNewswire-FirstCall/ -- Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, announced results today for the third quarter ended September 30, 2010.

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Third Quarter Summary and Comparisons with the Prior Year

  Net earnings were $0.10 per diluted share and earnings from continuing operations were $11 million, or $0.08 per diluted share.
  EBITDA was $150 million and cash earnings were $116 million.
  Aggregates shipments declined 2.6 percent, decreasing pretax earnings $7 million.
  The average price for aggregates was in line with the prior year, with wide variations across markets.
  Excluding energy costs, unit cost of sales for aggregates decreased 2 percent.
  Unit cost for diesel fuel increased 17 percent, reducing pretax earnings $4 million.
  Unit cost for liquid asphalt increased 14 percent, reducing pretax earnings $6 million.
  Selling, administrative and general expenses were reduced by $2 million.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Despite the modest decline in third quarter aggregates shipments, we are encouraged by underlying shipping trends.  Trailing twelve month aggregates shipments have been increasing since February in spite of significantly lower volumes in the third quarter in Illinois due to a labor strike affecting our customers.  In asphalt, trailing twelve month shipments have been relatively stable for the last 4 months.

“We continue to focus on controlling costs and managing production levels to meet current demand.  During the last two years, we have reduced inventory levels of aggregates across our footprint.  This action, while negatively affecting reported earnings, has improved cash flows and better positions us operationally for a recovery in demand.  In the third quarter, aggregates production equaled sales volumes and, as a result, our unit cost of sales was in line with the prior year, notwithstanding the increase in energy costs. Going forward, we believe the cumulative effect of aggressively managing our inventory levels during the past two years has better positioned us to benefit from higher production levels.

“Contract awards for highway construction in Vulcan-served states continue to out-pace other states.  During the twelve months ending September 2010, total contract awards for highway construction in Vulcan-served states, including awards for federal, state and local projects, increased 7 percent from the prior year compared to 3 percent for other states.  Through September 2010, the Federal Highway Administration reported that only 42 percent of the total stimulus funds obligated for highways in Vulcan’s 10 largest revenue states had been spent – which bodes well for increased construction activity from federal stimulus spending for the remainder of 2010 and 2011.”

Third Quarter Operating Results Commentary

Third quarter aggregates earnings were $125 million versus $133 million in the prior year.  Aggregates shipments declined 2.6 percent from the prior year’s third quarter, accounting for most of the year-over-year decline in segment earnings.  An industry-wide strike during most of July by construction workers in Illinois affected our customers and accounted for the year-over-year decline in shipments.  Otherwise, many Vulcan-served markets realized solid increases in shipments versus the prior year’s third quarter due primarily to stronger demand from public infrastructure projects and some improvement in single-family housing starts while some other markets realized declines in shipments.

The average unit price for aggregates in the third quarter was in line with the prior year but pricing continues to reflect wide variations across Vulcan-served markets.  Aggregates unit costs of sales were in line with the prior year’s third quarter despite higher energy costs.

Segment earnings in asphalt were $8 million lower than the prior year due primarily to a 14 percent increase in the unit cost for liquid asphalt and lower selling prices.  Selling prices for asphalt mix generally lag increasing liquid asphalt costs and were further held in check due to competitive pressures.  Asphalt volumes decreased 3 percent from the prior year’s third quarter.  Sequentially, unit material margins in the third quarter increased 10 percent from the second quarter due to lower unit costs.

Concrete segment earnings declined $9 million from the prior year’s third quarter due principally to lower selling prices.  Cement segment earnings in the third quarter were a loss of $2 million due primarily to lower selling prices.

Selling, administrative and general expense in the third quarter was $78 million versus $80 million in the prior year’s third quarter.  The year-over-year decline resulted mostly from lower employee-related expenses.

All results are unaudited.

Outlook Highlights and Commentary

Commenting on the Company’s outlook for the remainder of the year, Mr. James stated, “While the current construction environment remains challenging, our optimism that the worst is behind us continues to grow.  First, from the perspective of the overall economy, most GDP forecasts for the U.S. indicate further growth.  In past economic cycles, demand for aggregates has improved as GDP has grown during the initial years of economic recovery.  Additionally, state and local tax revenues have historically rebounded after GDP recovers.  Since the second quarter of 2009, all Vulcan-served states have shown positive growth in gross state product – an indication economic recovery is underway.

“Public construction activity, particularly highways, continues to provide solid support for aggregates demand.  Trailing twelve month contract awards for highways continue to show improvement versus the prior year, and approximately half of the $26 billion of total stimulus funds obligated for highways in the U.S. remains to be spent, according to the Federal Highway Administration.  In August, the Congressional Budget Office forecasted total outlays for federal highway construction for the fiscal year ending September 2011 to increase 7 percent from the fiscal year just ended.  This projected increase includes outlays from the regular highway funding program as well as stimulus funds.

“Private construction activity has remained challenging, particularly private nonresidential construction.  Single-family housing starts appear to have turned the corner, bottoming late in 2009.  Through September, single-family housing starts for the trailing twelve months have increased 10 percent versus the same period last year, due in part to the home-buyers tax credit that expired in April.  While private nonresidential construction remains weak, the rate of decline in contract awards has slowed.  A number of external forecasts now are calling for private nonresidential construction activity to bottom in 2011.  The start of a recovery in this end market will be influenced by employment growth, business investment and lending activity.

“Overall, pricing for aggregates remains solid.  A number of our markets are realizing year-over-year price growth, although pricing in certain other markets has declined due to competitive pressures.  As a result, we expect pricing in the fourth quarter to approximate the prior year’s level.  Assuming typical weather patterns, we expect fourth quarter aggregates shipments to be up slightly from last year’s level.

“In our asphalt business, material margins on each ton of asphalt mix sold have trended higher since the first quarter of this year due to a relatively more stable cost environment for liquid asphalt.  We expect this trend to continue in the fourth quarter.  In concrete and cement, we expect higher volumes to offset lower prices.

“Debt reduction and achieving target debt ratios remain a priority.  We expect to reduce total debt by $120 million by the end of 2010.  For the full year, we now expect capital spending to be less than $100 million, down from the previous guidance of $125 million.

“Our available production capacity positions Vulcan to participate efficiently and effectively in the increase in federal highway spending projected by the Congressional Budget Office.  By the second half of 2011, we expect that continued growth in the overall economy and an improving job market will begin driving an increase in private construction activity, accelerating the earnings leverage of the Company.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on November 2, 2010.  Investors and other interested parties in the U.S. may access the teleconference live by calling 800.884.5695 approximately 10 minutes before the scheduled start.  International participants can dial 617.786.2960.  The access code is 36126335.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through November 9, 2010.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing for our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; volatility in pension plan asset values which may require cash contributions to the pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global economic recession on our business and financial condition and access to the capital markets; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2010	2009	2010	2009

Net sales	$ 699,792	$ 738,664	$ 1,857,085	$ 1,987,939
Delivery revenues	43,412	39,528	115,534	112,407
Total revenues	743,204	778,192	1,972,619	2,100,346

Cost of goods sold	573,045	584,184	1,607,109	1,610,018
Delivery costs	43,412	39,528	115,534	112,407
Cost of revenues	616,457	623,712	1,722,643	1,722,425

Gross profit	126,747	154,480	249,976	377,921
Selling, administrative and general expenses	77,560	79,558	247,431	238,629
Gain on sale of property, plant & equipment
and businesses, net	476	7,496	50,210	10,653
Charge for legal settlement	-	-	40,000	-
Other operating income (expense), net	769	286	2,117	(2,885)
Operating earnings	50,432	82,704	14,872	147,060

Other income, net	1,637	2,756	1,780	4,578
Interest expense, net	47,526	43,519	134,541	130,029
Earnings (loss) from continuing operations
before income taxes	4,543	41,941	(117,889)	21,609
Benefit from income taxes	(6,048)	(5,983)	(61,491)	(9,621)
Earnings (loss) from continuing operations	10,591	47,924	(56,398)	31,230
Earnings on discontinued operations, net of tax	2,655	6,308	6,905	12,433
Net earnings (loss)	$ 13,246	$ 54,232	$ (49,493)	$ 43,663
Basic earnings (loss) per share:
Continuing operations	$ 0.08	$ 0.38	$ (0.44)	$ 0.27
Discontinued operations	0.02	0.05	0.05	0.10
Net earnings (loss) per share	$ 0.10	$ 0.43	$ (0.39)	$ 0.37

Diluted earnings (loss) per share:
Continuing operations	$ 0.08	$ 0.38	$ (0.44)	$ 0.27
Discontinued operations	0.02	0.05	0.05	0.10
Net earnings (loss) per share	$ 0.10	$ 0.43	$ (0.39)	$ 0.37

Weighted-average common shares
outstanding:
Basic	128,602	125,361	127,840	116,533
Assuming dilution	128,910	125,859	127,840	117,047
Cash dividends declared per share
of common stock	$ 0.25	$ 0.25	$ 0.75	$ 1.23
Depreciation, depletion, accretion and
amortization	$ 97,697	$ 99,243	$ 289,174	$ 298,158
Effective tax rate from continuing operations	-133.1%	-14.3%	52.2%	-44.5%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2010	2009	2009

Assets
Cash and cash equivalents	$ 82,496	$ 22,265	$ 46,547
Restricted cash	531	-	-
Medium-term investments	3,910	4,111	6,803
Accounts and notes receivable:
Accounts and notes receivable, gross	414,316	276,746	408,407
Less: Allowance for doubtful accounts	(9,382)	(8,722)	(9,394)
Accounts and notes receivable, net	404,934	268,024	399,013
Inventories:
Finished products	251,457	261,752	265,422
Raw materials	22,924	21,807	24,565
Products in process	5,905	3,907	5,085
Operating supplies and other	35,958	37,567	36,623
Inventories	316,244	325,033	331,695
Deferred income taxes	66,718	57,967	67,967
Prepaid expenses	42,729	50,817	33,466
Assets held for sale	14,582	15,072	-
Total current assets	932,144	743,289	885,491
Investments and long-term receivables	33,808	33,283	31,424
Property, plant & equipment:
Property, plant & equipment, cost	6,656,252	6,653,261	6,678,317
Less: Reserve for depr., depl. & amort.	(2,987,287)	(2,778,590)	(2,713,057)
Property, plant & equipment, net	3,668,965	3,874,671	3,965,260
Goodwill	3,093,979	3,093,979	3,093,979
Other intangible assets, net	693,779	682,643	681,087
Other assets	106,922	105,085	105,927
Total assets	$ 8,529,597	$ 8,532,950	$ 8,763,168

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 325,249	$ 385,381	$ 60,421
Short-term borrowings	-	236,512	286,357
Trade payables and accruals	138,462	121,324	141,884
Other current liabilities	207,085	113,109	187,171
Liabilities of assets held for sale	460	369	-
Total current liabilities	671,256	856,695	675,833
Long-term debt	2,432,521	2,116,120	2,506,170
Deferred income taxes	849,925	887,268	896,598
Other noncurrent liabilities	537,041	620,845	599,039
Total liabilities	4,490,743	4,480,928	4,677,640
Shareholders' equity:
Common stock, $1 par value	128,391	125,912	125,401
Capital in excess of par value	2,487,538	2,368,228	2,342,765
Retained earnings	1,606,754	1,752,240	1,797,036
Accumulated other comprehensive loss	(183,829)	(194,358)	(179,674)
Shareholders' equity	4,038,854	4,052,022	4,085,528
Total liabilities and shareholders' equity	$ 8,529,597	$ 8,532,950	$ 8,763,168

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2010	2009

Operating Activities
Net earnings (loss)	$ (49,493)	$ 43,663
Adjustments to reconcile net earnings (loss) to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	289,174	298,158
Net gain on sale of property, plant & equipment and businesses	(59,004)	(11,465)
Contributions to pension plans	(23,400)	(26,793)
Share-based compensation	15,198	21,870
Deferred tax provision	(51,060)	(26,477)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(6,647)	51,845
Other, net	13,059	4,021
Net cash provided by operating activities	127,827	354,822

Investing Activities
Purchases of property, plant & equipment	(62,104)	(94,165)
Proceeds from sale of property, plant & equipment	4,008	6,399
Proceeds from sale of businesses, net of transaction costs	50,954	16,075
Payment for businesses acquired, net of acquired cash	(35,404)	(36,980)
Redemption of medium-term investments	22	30,590
Other, net	341	676
Net cash used for investing activities	(42,183)	(77,405)

Financing Activities
Net short-term payments	(236,512)	(798,118)
Payment of current maturities and long-term debt	(193,994)	(296,555)
Proceeds from issuance of long-term debt, net of discounts	450,000	397,660
Debt issuance costs	(3,058)	(3,033)
Proceeds from issuance of common stock	41,734	587,129
Dividends paid	(95,696)	(140,048)
Proceeds from exercise of stock options	12,597	10,958
Other, net	(484)	943
Net cash used for financing activities	(25,413)	(241,064)

Net increase in cash and cash equivalents	60,231	36,353
Cash and cash equivalents at beginning of year	22,265	10,194
Cash and cash equivalents at end of period	$ 82,496	$ 46,547

Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Total Revenues
Aggregates segment (a)	$ 514,332	$ 532,936	$ 1,369,492	$ 1,432,353
Intersegment sales	(44,792)	(48,070)	(119,239)	(128,048)
Net sales	469,540	484,866	1,250,253	1,304,305
Concrete segment (b)	105,049	119,284	293,028	348,730
Intersegment sales	-	(32)	(7)	(118)
Net sales	105,049	119,252	293,021	348,612
Asphalt mix segment	115,788	123,922	282,309	305,983
Intersegment sales	-	-	-	-
Net sales	115,788	123,922	282,309	305,983
Cement segment (c)	20,360	19,829	61,208	56,423
Intersegment sales	(10,945)	(9,205)	(29,706)	(27,384)
Net sales	9,415	10,624	31,502	29,039
Total
Net sales	699,792	738,664	1,857,085	1,987,939
Delivery revenues	43,412	39,528	115,534	112,407
Total revenues	$ 743,204	$ 778,192	$ 1,972,619	$ 2,100,346

Gross Profit
Aggregates	$ 125,129	$ 133,229	$ 262,514	$ 323,675
Concrete	(10,070)	(604)	(31,736)	(3,671)
Asphalt mix	13,440	21,334	21,756	59,229
Cement	(1,752)	521	(2,558)	(1,312)
Total gross profit	$ 126,747	$ 154,480	$ 249,976	$ 377,921

Depreciation, depletion, accretion and amortization
Aggregates	$ 74,512	$ 78,060	$ 222,561	$ 235,146
Concrete	13,622	12,786	40,064	38,994
Asphalt mix	2,212	2,194	6,689	6,374
Cement	5,787	4,924	15,360	14,332
Corporate and other unallocated	1,564	1,279	4,500	3,312
Total DD&A	$ 97,697	$ 99,243	$ 289,174	$ 298,158

Unit Shipments
Aggregates customer tons	40,079	41,090	105,144	108,424
Internal tons (d)	3,314	3,454	8,748	8,895
Aggregates - tons	43,393	44,544	113,892	117,319

Ready-mixed concrete - cubic yards	1,137	1,191	3,165	3,407
Asphalt mix - tons	2,258	2,336	5,462	5,636

Cement customer tons	70	81	245	204
Internal tons (d)	148	97	390	287
Cement - tons	218	178	635	491

Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (e)	$ 10.18	$ 10.20	$ 10.18	$ 10.27
Ready-mixed concrete	$ 87.62	$ 96.15	$ 86.95	$ 97.40
Asphalt mix	$ 50.62	$ 52.38	$ 50.54	$ 53.50
Cement	$ 79.56	$ 93.31	$ 80.01	$ 96.17

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30 is summarized below:
	(Amounts in thousands)
	2010	2009

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$ 101,917	$ 109,586
Income taxes	3,897	(9,706)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	150	-
Accrued liabilities for purchases of property, plant & equipment	4,674	13,436
Note received from sale of businesses	-	1,450
Debt issued for purchases of property, plant & equipment	-	1,984
Stock issued for pension contribution	53,864	-
Proceeds receivable from issuance of common stock	-	1,712

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$ 127,827	$ 354,822
Purchases of property, plant & equipment	(62,104)	(94,165)
Free cash flow	$ 65,723	$ 260,657

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  It is not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

This metric is presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions. We internally use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company.
We do not use this metric as a measure to allocate resources internally.

Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations
	(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$ 109,171	$ 185,420	$ 127,827	$ 354,822
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	9,231	(87,695)	6,647	(51,845)
Other net operating items (providing) using cash	(7,459)	55,750	105,207	38,844
Earnings on discontinued operations, net of tax	(2,655)	(6,308)	(6,905)	(12,433)
Benefit from income taxes	(6,048)	(5,983)	(61,491)	(9,621)
Interest expense, net	47,526	43,519	134,541	130,029
Less: Depreciation, depletion, accretion and amortization	(97,697)	(99,243)	(289,174)	(298,158)
EBIT	52,069	85,460	16,652	151,638
Plus: Depreciation, depletion, accretion and amortization	97,697	99,243	289,174	298,158
EBITDA	$ 149,766	$ 184,703	$ 305,826	$ 449,796
Less: Interest expense, net	(47,526)	(43,519)	(134,541)	(130,029)
Current taxes	13,303	(26,526)	10,393	(16,999)
Cash earnings	$ 115,543	$ 114,658	$ 181,678	$ 302,768

Reconciliation of Net Earnings (Loss) to EBITDA and Cash Earnings

Net earnings (loss)	$ 13,246	$ 54,232	$ (49,493)	$ 43,663
Benefit from income taxes	(6,048)	(5,983)	(61,491)	(9,621)
Interest expense, net	47,526	43,519	134,541	130,029
Earnings on discontinued operations, net of tax	(2,655)	(6,308)	(6,905)	(12,433)
EBIT	52,069	85,460	16,652	151,638
Plus: Depreciation, depletion, accretion and amortization	97,697	99,243	289,174	298,158
EBITDA	$ 149,766	$ 184,703	$ 305,826	$ 449,796
Less: Interest expense, net	(47,526)	(43,519)	(134,541)	(130,029)
Current taxes	13,303	(26,526)	10,393	(16,999)
Cash earnings	$ 115,543	$ 114,658	$ 181,678	$ 302,768

EBITDA Bridge		Three Months Ended	Nine Months Ended
(Amounts in millions)		September 30	September 30
		EBITDA	EBITDA
Continuing Operations - 2009 Actual		$ 185	$ 450
Increase / (Decrease) due to:
Illinois DOT settlement and related expenses		-	(41)
Aggregates:	Volumes	(7)	(21)
	Selling prices	(1)	(10)
	Costs and other items	(4)	(43)
Concrete		(9)	(27)
Asphalt mix		(8)	(37)
Gain on sale of property, plant & equipment and businesses (a)		(7)	30
Depreciation, depletion, accretion and amortization		n/a	n/a
All other (additional shares, tax rate, misc. items)		1	5
Continuing Operations - 2010 Actual		$ 150	$ 306

(a) Excludes the donation of land

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt.  They are not defined by Generally Accepted Accounting Principles (GAAP); thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions.  We internally use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources internally.

CONTACT:  Investors:  Mark Warren, +1-205-298-3220,  or Media: David Donaldson, +1-205-298-3220